Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

March 4, 2022

Board of Directors

Advance Auto Parts, Inc.

4200 Six Forks Road

Raleigh, North Carolina 27609

To the addressee referred to above:

We are acting as counsel to Advance Auto Parts, Inc., a Delaware corporation (the “Company”) and Advance Stores Company, Incorporated, a Virginia corporation (the “Guarantor”), in connection with the issuance pursuant to an Indenture, dated as of April 29, 2010, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated April 29, 2010 (as amended or supplemented as of the date hereof, the “Base Indenture”), as supplemented by a ninth supplemental indenture, dated as of the date hereof (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case, among the Company, the Guarantor and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), of $350,000,000 aggregate principal amount of the Company’s 3.500% Notes due 2032 (the “Notes”), guaranteed as to payment of principal, premium, if any, and interest by the Guarantor (the “Guarantee” and, together with the Notes, the “Securities“), and the sale of the Securities pursuant to (i) an Underwriting Agreement, dated March 1, 2022 (the “Agreement”), among the Company, the Guarantor and BofA Securities Inc. and J.P. Morgan Securities LLC, as the representatives of the several underwriters named in Schedule 1 to the Agreement, (ii) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 22, 2020 (File No. 333-248963) (the “Registration Statement”), (iii) a base prospectus contained in the Registration Statement (the “Base Prospectus”), and (iv) the final prospectus supplement, dated March 1, 2022, filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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Board of Directors Advance Auto Parts, Inc.	- 2 -	March 4, 2022

For the purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company and the Guarantor, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party), that would, in any such case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York and, to the extent relevant for our opinion herein, the Delaware General Corporation Law, as amended, and the Virginia Stock Corporations Act, as amended, (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinion expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly authorized on behalf of the Company and the Guarantee has been duly authorized on behalf of the Guarantor and that, following (i) receipt by the Company of the consideration specified in the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company and the Guarantee will constitute a valid and binding obligation of the Guarantor.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof (the “Current Report”), which Current Report will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report and to the reference to this firm under the caption “Legal matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP